Exhibit 10.25

MASTER ASSET PURCHASE AGREEMENT

between

ENCORE CREDIT CORP.

Seller

and

UBS REAL ESTATE SECURITIES INC.

Purchaser

Conventional Residential Fixed and Adjustable Rate

First or Second Lien Mortgage Loans

and REO Properties

Dated as of May 1, 2004

EXHIBIT A-1 CONTENTS OF ASSET FILE
EXHIBIT A-2 CONTENTS OF SERVICING FILE
EXHIBIT B FORM OF TERM SHEET
SCHEDULE ONE MORTGAGE LOAN SCHEDULE
SCHEDULE TWO PURCHASE PRICE SCHEDULE
SCHEDULE THREE
EXHIBIT C FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT D FORM OF BILL OF SALE
EXHIBIT E FORM OF AFFIDAVIT AND ASSIGNMENT OF CLAIM

-i-

EXHIBIT F FORM OF BAILEE LETTER AGREEMENT
EXHIBIT G SERVICING TRANSFER INSTRUCTIONS
EXHIBIT H FORM OF SELLER’S OFFICER’S CERTIFICATE
EXHIBIT I DISCLOSURE CERTIFICATION

-ii-

MASTER ASSET PURCHASE AGREEMENT

This Master Asset Purchase Agreement (the “Agreement”) is entered into as of May 1, 2004 by and between ENCORE CREDIT CORP., a California corporation having an office at 1833 Alton Parkway, Irvine, California 92606 (“Seller”) and UBS REAL ESTATE SECURITIES INC., a Delaware corporation having an office at 1285 Avenue of the Americas, 11th Floor, New York, New York 10019 (“Purchaser”).

Seller desires to sell, from time to time, to Purchaser, and Purchaser desires to purchase, from time to time, from Seller on various dates specified in the related term sheet executed by Seller and Purchaser (the “Term Sheet”), a form of which is attached hereto as Exhibit B) or such other dates as Purchaser and Seller mutually agree (each, a “Closing Date”) and on terms and conditions described below, certain residential fixed and adjustable rate first or second lien mortgage loans (the “Mortgage Loans”), and one-to-four family, residential real properties which have been acquired by Seller by foreclosure or similar proceedings (the “REO Properties”) collectively with the Mortgage Loans, the “Assets”). The Assets shall be sold to the Purchaser on a servicing-released basis.

Seller and Purchaser, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, agree as follows:

SECTION 1. Agreement to Purchase. Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, from time to time, on the terms and conditions stated herein and in the related Term Sheet executed by Purchaser and Seller in the form attached hereto as Exhibit B (the “Term Sheet”) certain Assets having an aggregate principal balance as of the date set forth as the Cut-off Date, as specified on the related Term Sheet (such principal balance, the “Cut-off Date Principal Balance”).

SECTION 2. Asset Schedule. Seller and Purchaser hereby agree that the Assets to be purchased under this Agreement on a particular Closing Date will be described in the schedule (the “Asset Schedule”) to be attached as Schedule One to the related Term Sheet.

SECTION 3. Purchase Price; Payments.

(a) (i) On the initial Closing Date, the purchase price for the Assets (the “Purchase Price”) to be purchased on such initial Closing Date shall be an amount equal to (i) the amount specified on Schedule Two attached to the related Term Sheet plus (ii) with respect to any Mortgage Loans which are less than 30 days delinquent as of the related Cut-off Date (as identified on the related Term Sheet), accrued and unpaid interest to the day prior to the related Closing Date; provided that, Purchaser shall not pay more than 30 days interest with respect to any Mortgage Loan. Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to Purchaser a Bill of Sale (as hereinafter defined) with respect to the related Assets in the form attached hereto as Exhibit D.

(ii) On each subsequent Closing Date, the Purchase Price for the Assets to be purchased on such Closing Date shall be an amount equal to (i) the amount specified on Schedule Two attached to the related Term Sheet plus (ii) with respect to any Mortgage Loans which are less than 60 days delinquent as of the related Cut-off Date (as identified on the related Term Sheet), accrued and unpaid interest to the day prior to the related Closing Date; provided that, Purchaser shall not pay more than 59 days interest with respect to any Mortgage Loan. Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to Purchaser a Bill of Sale with respect to the related Assets in the form attached hereto as Exhibit D.

(b) On the related Transfer Date, Seller shall remit to Purchaser, to the account designated in writing by Purchaser with respect to the related Mortgage Loans, the positive escrow account balances maintained for the mortgagors and any suspense funds and all other similar amounts held by Seller. Any payments required to be made by Seller pursuant to this Section 3(b) shall be made by wire transfer of immediately available funds. With respect to any Mortgage Loans which are 30 or more days delinquent as of the related Cut-off Date (as identified on the related Term Sheet), Purchaser shall not purchase any corporate or escrow advances as described in Sections 8(d) and (e) herein. With respect to any Mortgage Loans which are less than 30 days delinquent as of the related Cut-off Date (as identified on the related Term Sheet) and subject to the immediately succeeding sentence, Purchaser shall purchase the corporate and escrow advances for which Seller has provided the documentation related to such advances as described in Sections 8(d) and (e) herein and that are determined by Purchaser to be recoverable. Purchaser shall reimburse Seller for such advances within thirty (30) days of receipt of all such documentation related to such advances.

(c) Purchaser shall be entitled to all payments of principal and interest and other recoveries on the Assets received on and after the related Cut-off Date, which at Purchaser’s option shall be either (i) applied to the Purchase Price on the related Closing Date, or (ii) paid to Purchaser on the related Transfer Date. Purchaser shall not reimburse the Seller for any costs or expenses incurred by Seller with respect to the servicer of the Mortgage Loan’s assessing the mortgagor any delinquent payment fees that are not specifically permitted in the Mortgage or Mortgage Note, including demand letter charges, or assessing the mortgagor interest on any advances made by the servicer of the Mortgage Loan.

(d) As provided below Seller shall pay all expenses and costs incurred with respect to the Assets including utilities, real estate taxes, street vault taxes, ad valorem personal property taxes on the basis of the fiscal year for which assessed, any real estate transfer taxes, sales taxes or similar taxes or charges in connection with the transfer of the Assets to Purchaser, amounts prepaid or payable pursuant to the management, brokerage, insurance, service, supply, security, maintenance or similar contracts, and cooperative maintenance charges or other fees and common charges and condominium fees and charges affecting any condominium unit that give rise to a lien thereon prior to the right of Seller or any other similar expenses in connection with the servicing of the Assets. Seller shall pay such costs with respect to the Assets if due and payable prior to the related Cut-off Date, and those costs that are attributable to costs incurred from and after the related Cut-off Date through the day prior to the related Transfer Date, inclusive, irrespective of when such costs shall become due and payable. Such costs shall include all taxes or other transfer costs incurred in connection with the transfer of the REO Properties. Within sixty (60) days following the related Transfer Date, Purchaser will provide Seller with an itemized schedule of such costs and expenses as outlined in this Section 3(d).

SECTION 4. Closing. The closing of the purchase and sale of the Assets identified on the Asset Schedule accepted by Purchaser in accordance with the procedures set forth herein shall take place on the related Closing Date. Seller shall provide Purchaser with the proposed Asset Schedule at least one (1) business day prior to the related Closing Date, and Purchaser shall have the right to accept or reject the Assets on the proposed Asset Schedule.

The obligation of Purchaser to purchase the Assets on the related Closing Date as contemplated by this Agreement shall be subject to each of the following conditions:

(a) all of the representations and warranties under this Agreement and the related Term Sheet shall be true and correct as of the related Closing Date, and no default or event which, with the giving of notice or the passage of time or both, would constitute an event of default under this Agreement and the related Term Sheet shall have occurred;

(b) Purchaser shall have received executed copies of the closing documents specified in Section 6 of this Agreement;

(c) Seller shall have made available for Purchaser’s inspection at least five (5) business days prior to the related Closing Date, at the office of Wells Fargo Bank, N.A., Purchaser’s custodian, under a Bailee Letter Agreement (the “Bailee Letter Agreement”) in the form attached hereto as Exhibit F, the contents of the Asset File as described in Exhibit A-1 and shall deliver to Purchaser, or its designee the Servicing File as described in Exhibit A-2 for the related Assets in accordance with Section 8(c) of this Agreement; and

(d) all other terms and conditions of this Agreement and the related Term Sheet shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on the related Closing Date the related Purchase Price as determined pursuant to Section 3 of this Agreement, by wire transfer of immediately available funds to the account designated in writing by Seller. Seller shall advise Purchaser in writing at least one (1) business day prior to the related Closing Date of the account to which such funds are to be wired.

In addition, in connection with the assignment of any MERS Loan (as defined herein), Seller agrees that on or prior to each Closing Date it will cause, at its own expense, the MERS System (as defined herein) to indicate that the related Mortgage Loans have been assigned by Seller to Purchaser in accordance with this Agreement by including in such computer files the information required by the MERS System to identify Purchaser as owner of such Mortgage Loans.

SECTION 5. Representations, Warranties and Covenants of Seller.

(a) Seller represents and warrants to, and covenants with, Purchaser that as of each Closing Date:

(i)

It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry on its business as now being conducted. It is licensed in, qualified to transact business in and is in good standing under the laws of the state in which any Mortgaged Property (as defined herein) or any REO Property is located except where the failure to be so licensed and qualified would not have a material adverse effect on its business or operations. No licenses or approvals obtained by Seller have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation;

(ii)	It has the full power and authority (corporate and other) to hold each Asset, to sell each Asset and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet. Seller has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet, and this Agreement and the related Term Sheet constitute legal, valid and binding obligations of it, enforceable against it in accordance with their terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iii)	Neither the execution and delivery of this Agreement, the related Term Sheet and the other documents and agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet and such other documents and agreements will result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any material term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other instrument to which Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(iv)	It believes that it can perform each and every covenant contained in this Agreement and the related Term Sheet;

(v)	There are no actions, suits or proceedings pending or, to its knowledge, threatened or likely to be asserted against or affecting it, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Agreement or the related Term Sheet or any other matter which may materially and adversely affect its ability to perform its obligations under this Agreement or the related Term Sheet or which may materially and adversely affect its business or prospects;

(vi)	With respect to Seller, the consummation of the transactions contemplated by this Agreement and the related Term Sheet are in the ordinary course of its business and the transfer, assignment and conveyance of the Assets are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(vii)	The transfer of the Assets shall be treated as a sale on the books and records of Seller, and Seller has determined that, and will treat, the disposition of the Assets pursuant to this Agreement for tax and accounting purposes as a sale. Seller’s books and records shall be clearly marked to reflect the ownership of each Asset by Purchaser;

(viii)	The consideration received by Seller upon the sale of the Assets constitutes fair consideration and reasonably equivalent value for such Assets;

(ix)	Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. Seller is not transferring any Asset with any intent to hinder, delay or defraud any of its creditors;

(x)	Seller is a HUD approved mortgagee pursuant to Section 203 and Section 211 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, which would make the Seller unable to comply with HUD eligibility requirements or which would require notification to HUD. For the purposes hereof, HUD means the United States Department of Housing and Urban Development, or any successor thereto; and

(xi)	To the extent that any Mortgage Loans sold by Seller hereunder are MERS Loans, Seller is in good standing with, and will comply in all material respects with the rules and procedures of, Mortgage Electronic Registration Systems, Inc., (“MERS”), a corporation organized and existing under the laws of the State of Delaware, or any successor thereto in connection with the servicing of any Mortgage Loan registered with MERS (a “MERS Loan”) on the system of recording transfers of mortgages electronically maintained by MERS (the “MERS System”) for as long as such Mortgage Loans are registered with MERS.

(b) Seller represents and warrants to, and covenants with, Purchaser with respect to each Mortgage Loan as of the related Closing Date (or such other date as set forth herein) for such Mortgage Loan:

(i)	The information required in Schedule One set forth on the Mortgage Loan Schedule is complete, true and correct and the servicing information provided to Purchaser with respect to the Mortgage Loans as of the Transfer Date (as defined herein) is true and correct in all material respects;

(ii)	The mortgagor’s real property securing repayment of the related Mortgage Note (as defined herein), consists of a fee simple interest or a Ground

Lease (as defined herein) in a single parcel of real property improved by a (A) detached one-family dwelling, (B) detached two-to four family dwelling, (C) one-family unit in a condominium project, (D) detached one-family dwelling in a planned unit development which is not a co-operative, or (E) mobile home or manufactured dwelling which constitutes real property (the “Mortgaged Property”) and is located in one of the fifty states of the United States of America or the District of Columbia;

(iii)	Except to the extent specified on the Mortgage Loan Schedule, all payments due on or prior to the related Closing Date for such Mortgage Loan have been made as of the related Closing Date. The Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan other than the delinquency disclosed on the Mortgage Loan Schedule; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan;

(iv)	All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(v)	The terms of the note or other evidence of indebtedness of the related mortgagor secured by the Mortgaged Property (in each case, the “Mortgage Note”) and the mortgage or other instrument creating a first or second lien on the Mortgaged Property (in each case, a “Mortgage”) have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, the substance of which waiver, alteration or modification is reflected on the Mortgage Loan Schedule and has been approved by the primary mortgage guaranty insurer, if any, and the title insurer, to the extent required by the related policy; no instrument of waiver, alteration or modification has been executed, and no mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage guaranty insurer, if any, and the title insurer, to the extent required by the related policy, and which assumption agreement is part of the Asset File or the Servicing File and the terms of which are reflected in the Asset Schedule;

(vi)

The servicing and collection practices with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage servicing business, as conducted by prudent mortgage lending institutions which service mortgage loans of the same type in the jurisdiction in which the Mortgaged Property is located and in accordance with the terms of the Mortgage Note, Mortgage and other loan documents, whether such servicing was done by Seller, its affiliates or any servicing agent of any of the foregoing; the servicer of the Mortgage Loan has not assessed the mortgagor any delinquent payment fees that are not specifically permitted in the Mortgage or Mortgage Note, including but not limited to demand letter charges, or assessed the mortgagor interest on any advances made by the servicer;

(vii)	The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(viii)	The Mortgaged Property securing the Mortgage Loan is insured by an insurer generally acceptable to prudent mortgage lending institutions against loss by fire and such hazards, including but not limited to damage by windstorm, as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located; if the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project; all such insurance policies contain a standard mortgagee clause naming the Seller, its successors and assigns as mortgagee and all premiums thereon have been paid; if the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of Fannie Mae and Freddie Mac. All such insurance policies contain a standard mortgagee clause naming Seller, its successor and assigns as mortgagee and all premiums thereon have been paid. The Mortgage obligates the mortgagor thereunder to maintain all such insurance at the mortgagor’s cost and expense, and on the mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at mortgagor’s cost and expense and to seek reimbursement therefor from the mortgagor;

(ix)	Any and all requirements of any federal, state or local law, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending, or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(x)	The related Mortgage is a valid and enforceable first or second lien on the Mortgaged Property, which Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage except for (A) liens for real estate taxes and special assessments not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan, (C) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (D) with respect to any second lien Mortgage Loan, the lien of the related first mortgage loan secured by the Mortgaged Property. The Mortgage Note and the Mortgage have not been assigned or pledged, other than to lenders whose liens will be released prior to the Closing Date or simultaneously with Purchaser’s purchase hereunder, on the Closing Date, pursuant to a duly executed Security Release in the form of Exhibit C (the “Security Release Certification”). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first or second lien and first or second priority security interest on the property described therein. As of the Closing Date, Seller is the sole owner thereof and has full right to transfer and sell the Mortgage Loans to Purchaser free and clear of any lien or encumbrance or other security interest;

(xi)

The Mortgage Note and the related Mortgage and any other agreements executed in connection therewith are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller or the Mortgagor, or, on the part of any other party involved in the origination of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(xii)	The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation of the Assignment of Mortgage the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller, or a subservicer on Seller’s behalf, will retain the Servicing File in trust for the Purchaser only for the purpose of interim servicing and supervising the interim servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the related Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of interim servicing the Mortgage Loan as set forth in this Agreement. Either the Mortgagor is a natural person or the Mortgagor is an inter-vivos trust acceptable to Fannie Mae. With respect to each inter-vivos trust, holding title to the Mortgaged Property in such trust will not diminish any rights as a creditor including the right to full title to the Mortgaged Property in the event foreclosure proceedings are initiated;

(xiii)

The Mortgage Loan is covered by an American Land Title Association lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to prudent mortgage lending institutions issued by a title insurer acceptable to prudent mortgage lending institutions and qualified to do business in the jurisdiction where the Mortgaged Property is located (or by an attorney’s abstract and opinion of title if the Mortgaged Property is located in Iowa), insuring Seller, its successors and assigns, as to the first or second priority lien of the Mortgage, as indicated on the Mortgage Loan Schedule, in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate and monthly payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. Seller is the sole insured of lender’s title insurance policy, and lender’s title insurance policy is in full force and effect. No claims have been made under the lender’s title insurance policy, and neither Seller nor any prior holder has done, by act or omission, anything which would impair the coverage of the lender’s title insurance policy;

(xiv)	Except for any payment delinquency indicated on the Asset Schedule, there is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(xv)	There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(xvi)	All improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (xiii) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(xvii)	The Mortgage Loan was originated by or purchased by the Seller. The Mortgage Loan was underwritten or re-underwritten in compliance with all the terms, conditions and requirements of the Seller’s Underwriting Standards in effect at the time of origination or acquisition of such Mortgage Loan. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(xviii)

Except as otherwise disclosed to, and accepted by, the Purchaser during its due diligence of the Mortgage Loans, the Mortgaged Property is not subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty. At origination of the Mortgage Loan there was, and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property and there are no such proceedings scheduled to commence at a future date;

(xix)	The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(xx)	If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(xxi)	The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

(xxii)	All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(xxiii)	The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (x) above and such collateral does not serve as security for any other obligation;

(xxiv)	The Mortgagor has received all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(xxv)	The Mortgage Loan does not contain “graduated payment” features and does not have a shared appreciation or other contingent interest feature; no Mortgage Loan contains any buydown provisions;

(xxvi)	Except as disclosed on the Mortgage Loan Schedule, the Mortgagor is not in bankruptcy and the Mortgagor is not insolvent and the Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(xxvii)	Except for Interest-Only Mortgage Loans (as defined below), principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. Except with respect to Interest-Only Mortgage Loans, the Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. Each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an Interest-Only Mortgage Loan, the interest-only period shall not exceed five (5) years and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. An Interest-Only Mortgage Loan is a Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note. Each Interest-Only Mortgage Loan and the term of the related interest-only period of such Mortgage Loan is identified on the Mortgage Loan Schedule;

(xxviii)

If such Mortgage Loan is indicated on the Mortgage Loan Schedule as having primary mortgage insurance, such Mortgage Loan is covered by a primary mortgage insurance policy as to the principal amount of the Mortgage Loan in excess of the portion required by FNMA of the Appraised Value (as defined herein) of the Mortgaged Property at the time of origination of the Mortgage. Such primary mortgage insurance policy is in full force and effect and the related Mortgage obligates the mortgagor to maintain such insurance and to pay all premiums and charges in connection therewith. The mortgage interest rate for the Mortgage Loan does not include any such insurance premium. Appraised Value means with respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FNMA and the Federal Home Loan Mortgage Corporation or any successor thereto (sometimes referred to herein as “FHLMC”), and (ii) the purchase price paid for the related Mortgaged Property by the mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such refinanced Mortgage Loan at the time of origination of such refinanced Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC. No Mortgage Loan is subject to a lender-paid mortgage insurance policy;

(xxix)	As to any Mortgage Loan which is not a MERS Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(xxx)	The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a cooperative housing corporation erected thereon, or a mobile home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to the Seller’s knowledge, since the date or origination no portion of the Mortgaged Property has been used for commercial purposes;

(xxxi)

Except as set forth on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to a prepayment penalty. For any Mortgage Loan subject to a prepayment penalty, the amount and term of such prepayment penalty is accurately set forth on the Mortgage Loan Schedule. Any such prepayment penalty is enforceable and was originated in compliance with all applicable federal, state, and local laws. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the Mortgagor was offered the option of obtaining a Mortgage Loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Seller shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments;

(xxxii)	The Mortgaged Property is lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(xxxiii)	If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the eligibility requirements of the Seller’s Underwriting Standards;

(xxxiv)	There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(xxxv)	The Mortgagor has not notified the Seller requesting relief under the Servicemembers’ Civil Relief Act, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act;

(xxxvi)	As of the related Closing Date, no Mortgage Loan was in construction or rehabilitation status or has facilitated the trade-in or exchange of a Mortgaged Property;

(xxxvii)	No action has been taken or failed to be taken on or prior to the related Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any insurance policy related to a Mortgage Loan (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud, or for any other reason under such coverage;

(xxxviii)

The Mortgage Loan was (i) originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority or (ii) purchased by the Seller from a correspondent or broker and such Mortgage Loan was underwritten by the Seller in accordance with the Seller’s Underwriting Standards;

(xxxix)	With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the Mortgagor and no claims will arise as to broker fees that are double charged and for which the Mortgagor would be entitled to reimbursement;

(xl)	With respect to any Mortgage Loan as to which an affidavit has been delivered to the Purchaser certifying that the original Mortgage Note has been lost or destroyed and not been replaced, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note;

(xli)	Each Mortgage Loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(1);

(xlii)	The Mortgage Note, the Mortgage, the Assignment of Mortgage and the other Mortgage Loan Documents set forth in Exhibit A-1 and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller is in possession of a complete Mortgage File and Servicing File except for such documents as have been delivered to the Purchaser or its designee;

(xliii)	All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is or will be inaccurate or misleading in any material respect;

(xliv)	There does not exist on the related Mortgaged Property any impermissible hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation in violation of any such laws or legislation;

(xlv)

No Mortgage Loan had a Loan-to-Value Ratio or a Combined Loan-to-Value Ratio (each as defined herein) at origination in excess of 100%. Loan-to-Value Ratio means with respect to any Mortgage Loan as of any date of determination, the ratio on such date of the outstanding principal amount of the Mortgage Loan to the Appraised Value of the Mortgaged Property. Combined Loan-to-Value Ratio means with respect to any Mortgage Loan secured by a second lien on the Mortgaged Property securing the related Mortgage Note, the fraction, expressed as a percentage, the numerator of which is the sum of (a) the original principal balance of the Mortgage Loan, plus (b) the unpaid principal balance of the related first mortgage loan secured by the Mortgaged Property as of such date, and the denominator of which is the Appraised Value of the related Mortgaged Property;

(xlvi)	None of the Mortgage Loans are (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) classified as “high cost,” “covered,” “high risk home”, “high-rate, high-fee”, “threshold,” or “predatory” loans under HOEPA or any other applicable state, federal or local law, including any predatory or abusive lending laws (or similarly classified loans using different terminology under a law imposing heightened scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) in violation of any state law or ordinance comparable to HOEPA;

(xlvii)	No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; None of the proceeds of the Mortgage Loan were used to purchase or finance single-premium credit life or disability insurance policies or any comparable insurance;

(xlviii)	Any principal advances made to the Mortgagor prior to the related Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(xlix)	Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(l)	No Mortgage Loan is a balloon loan;

(li)	With respect to each MERS Loan, a mortgage identification number (a “MIN”) has been assigned by MERS and such MIN is accurately provided on the related Mortgage Loan Schedule. The related assignment of Mortgage to MERS has been duly and properly recorded;

(lii)	With respect to each MERS Loan, the Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(liii)	Any Mortgaged Property that is considered manufactured housing shall be legally classified as real property, is permanently affixed to a foundation and must assume the characteristics of site-built housing and must otherwise conform to the requirements of Fannie Mae and Freddie Mac;

(liv)	With respect to each Mortgage Loan, the Seller or a subservicer on Seller’s behalf, has fully and accurately furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Company, in accordance with the Fair Credit Reporting Act and its implementing regulations, on a monthly basis and the Seller, or a subservicer on Seller’s behalf, will furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on its borrower credit files to Equifax, Experian, and Trans Union Credit Company, on a monthly basis.

(lv)	The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations;

(lvi)	No predatory or deceptive lending practices in violation of all applicable federal, state or local laws, rules, regulations or ordinances, including but not limited to, the extension of credit to the mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to the mortgagor which has no apparent benefit to the mortgagor, were employed by the originator of the Mortgage Loan in connection with the origination of the Mortgage Loan;

(lvii)	No Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”) or New York Banking Law 6-1. No Mortgage Loan secured owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003;

(lviii)	No Mortgage Loan (a) is secured by property located in the State of New York; (b) had an unpaid principal balance at origination of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which Mortgage Loan equal or exceed either the APR or the points and fees threshold for “high-cost home loans,” as defined in Section 6-L of the New York State Banking Law;

(lix)	No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Seller which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Seller’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Seller or any affiliate of the Seller. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Seller, the Seller referred the Mortgagor’s application to such affiliate for underwriting consideration;

(lx)	The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(lxi)	All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

(lxii)	The Seller will transmit or cause to be transmitted full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and for each Mortgage Loan, Seller agrees it shall report or cause to be reported one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(lxiii)	No Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 14, 2003 (Act 1340 or 2003);

(lxiv)	No Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost loan statute effective June 25, 2003 (Ky. Rev. Stat. Section 360.100);

(lxv)	No Mortgage Loan secured by property located in the State of Nevada is a “home loan” as defined in the Nevada Assembly Bill No. 284;

(lxvi)	No Mortgage Loan originated in the City of Oakland is subject to the City of Oakland, California Ordinance 12361, as a home loan;

(lxvii)	No Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity Protection Act;

(lxviii)	No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

(lxix)	No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(lxx)	No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Security Act of 2002 (the “NJ Act”); and each Mortgage Loan subject to the NJ Act is considered under the NJ Act as, either, a (1) purchase money Home Loan, (2) purchase money Covered Loan, or (3) a refinanced Home Loan;

(lxxi)	No Mortgage Loan originated in the city of Los Angeles, California on or after the effective date of the Los Angeles, California anti-predatory lending ordinance is a “home loan” under such ordinance;

(lxxii)	No Mortgage Loan that is secured by property located within the State of Maine meets the definition of a (i) “high-rate, high-fee” mortgage loan under Article VIII, Title 9-A of the Maine Consumer Credit Code or (ii) “High-Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, effective as of September 13, 2003;

(lxxiii)	No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(lxxiv)	Each agreement with a servicer of the Mortgage Loan, if any, provides for the termination of the servicing rights relating to the Mortgage Loan on the related Transfer Date, without the payment of any termination fee or other expense by Purchaser;

(lxxv)	The Mortgage Loan has a fully assignable life of loan tax service contract with a tax service company acceptable to the Purchaser which may be assigned without the payment of any fee by Purchaser;

(lxxvi)	Reserved;

(lxxvii)	No Mortgage Loan is a simple interest Mortgage Loan;

(lxxviii)	With respect to each Mortgage Loan that is secured in whole or in part by the interest of the mortgagor as a lessee under a ground lease of the related Mortgaged Property (a “Ground Lease”) and not by a fee interest in such Mortgaged Property:

a. The mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

b. The Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise;

c. The mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder;

d. The lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

e. The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least ten years;

f. The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged. The Ground Lease grants any leasehold mortgagee standard protection necessary to protect the security of a leasehold mortgagee;

g. The Ground Lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the non-payment of the Ground Lease rents;

h. The execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease; and

i. The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor;

(lxxix)	With respect to any first lien Mortgage Loan, the Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(lxxx)	No mortgage loan which is a second lien was originated at the same time or otherwise in connection with any first lien Mortgage Loan except to the extent that Seller has disclosed the existence of the second lien mortgage loan to Purchaser;

(lxxxi)	No points, fees or similar charges are required to be reimbursed to a mortgagor upon a prepayment in full of the related Mortgage Loan; and

(lxxxii)	No Mortgage Loan is insured by the Federal Housing Administration or guaranteed by the Department of Veteran’s Affairs.

(c) Seller represents and warrants to, and covenants with, Purchaser with respect to each real property (including all improvements and fixtures thereon acquired by Seller through foreclosure sale or by deed in lieu of foreclosure or otherwise (an “REO Property”) as of the related Closing Date:

(i)	The information set forth in the Asset Schedule is complete, true and correct;

(ii)	Seller is the sole owner and holder of the REO Property, its title is not subject to any right of redemption on the part of any prior owner and has the full right to transfer the REO Property, and the REO Property is free and clear of any lien or encumbrance other than (A) liens for real estate taxes not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of the related security instrument, such exceptions appearing of record being acceptable to mortgage lending institutions generally, and (C) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the use, enjoyment or marketability of the REO Property;

(iii)	Seller has good and marketable title to the REO Property with full right to transfer and sell the REO Property to Purchaser. The Deed is genuine, and constitutes the legal, valid and binding conveyance of the REO Property in fee simple to Purchaser or its designee;

(iv)

All buildings or other improvements upon the REO Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the REO Property is located pursuant to insurance policies. If the REO Property is in an area identified in the Federal Register by the Federal Emergency Management

Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect. All individual insurance policies contain a standard insured party clause naming Seller and its successors and assigns as insured party, and all premiums thereon have been paid. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any subservicer has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller;

(v)	All real property taxes including supplemental or other taxes, if any, governmental assessments, insurance premiums, water, sewer and municipal charges, condominium charges and assessments, leasehold payments or ground rents which previously became due and owing have been paid by Seller and all such amounts which accrue following the related Closing Date will have been paid on or prior to the related Transfer Date;

(vi)	Seller has not received any written notice that there exists a violation of any local, state or federal environmental law, rule or regulation with respect to the REO Property;

(vii)	All parties which have had any interest in the REO Property, whether as owner, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the REO Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(viii)

The Deed and any other documents required to be delivered by Seller under this Agreement have been delivered to Purchaser. Seller is in possession of a complete, true and accurate Asset File, except for such documents the originals of which have been delivered to Purchaser. The Deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located;

(ix)	Seller has received no notice of any proceeding pending or threatened for the total or partial condemnation of the REO Property. Except as disclosed in the Asset File, the REO Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty so as to affect adversely the value of the REO Property or the use for which the premises were intended. The REO Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation;

(x)	(1) There is no condition affecting any REO Property (x) relating to lead paint, radon, asbestos or other hazardous materials, (y) requiring remediation as a matter of law of any condition or (z) relating to a claim which could impose liability upon, diminish rights of or otherwise adversely affect Purchaser, (2) Seller prior to the Closing Date has delivered to Purchaser a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards for the REO Properties in the form of Exhibit I attached hereto and incorporated by reference. Purchaser acknowledges such action and waives the opportunity to conduct risk assessment;

(xi)	Each eviction proceeding relating to an REO Property has been properly commenced and Seller is not aware of any valid defense or counterclaim by anyone with respect thereto. The REO Property has been serviced and maintained in compliance with all applicable laws and regulations;

(xii)	Seller will deliver a valid trustee’s sale guaranty from a reputable title insurance company with respect to the REO Property, if same is customarily provided in the related jurisdiction;

(xiii)	There has been no violation of any law or regulation or breach of any contractual obligation contained in any agreement included in the Asset File, by Seller or its predecessors, in connection with the management of the REO Property;

(xiv)	The REO Property is neither a cooperative nor a condotel unit, except to the extent the purchase of same has been approved in writing by Purchaser;

(xv)	There is no illegal activity being conducted on the REO Property which could serve as the basis for a claim or prosecution of any action or proceeding seeking to impose civil or criminal liability on Purchaser as the owner;

(xvi)	Solely with respect to REO Properties which are condominium units, Seller is not a “sponsor” or a nominee of a “sponsor” under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation;

(xvii)	Seller has not performed any work on the REO Property which could give rise to the filing of a mechanics’ or materialmen’s lien or liens in the nature thereof;

(xviii)	Seller has provided Purchaser with a copy of each listing agreement with any real estate broker with respect to the REO Property. Each such listing agreement may be terminated without any cost or expense to Purchaser;

(xix)	There are no existing lease agreements with any tenant with respect to the REO Property which are not terminable upon thirty (30) days’ notice to the tenant. There are no existing lease agreements with any tenant with respect to the REO Property; and

(xx)	Seller has not accepted or executed any contract of sale with respect to the REO Property.

(d) It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale and delivery of the Assets to Purchaser and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or any examination or failure to examine any Asset File.

(e) For the purposes of this Agreement, (i) the term “to Seller’s knowledge,” or “to its knowledge” means that Seller reasonably believes such representation or warranty to be true, and has no actual knowledge or notice that such representation or warranty is inaccurate or incomplete, but that Seller, consistent with the standard of care exercised by prudent lending institutions originating assets of the type to which that representation or warranty applies, has no knowledge of any facts or circumstances that would render reliance thereon unjustified without further inquiry; and (ii) “to the best of Seller’s knowledge,” means that to Seller’s knowledge, the representation or warranty is not incomplete or inaccurate, and Seller has conducted a reasonable inquiry (consistent with the standard of care exercised by prudent lending institutions originating assets of the type to which that representation or warranty applies) to assure the accuracy and completeness of the applicable statement.

(f) Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties as set forth in this Section 5 which adversely affects the value of the Assets or the interest of Purchaser (or which adversely affects the interests of Purchaser in the Asset in the case of a representation or warranty relating to a particular Asset), the party discovering such breach shall give prompt written notice to the other. Within sixty (60) days of its discovery or its receipt of notice of any such breach of a representation or warranty, Seller shall cure such breach in all material respects or, at the option of Purchaser, shall repurchase the ownership interest in such Asset at a repurchase price (the “Repurchase Price”) equal to the greater of (i) the related amount specified on Schedule Two to the related Term Sheet or (ii) the unpaid principal balance of the Mortgage Loan as of the related Closing Date, less any principal payments received by Purchaser, plus Purchaser’s reasonable and customary out-of-pocket expenses incurred by Purchaser in transferring and servicing such Asset, including, without limitation, expenses incurred for maintenance and repairs, assessments, taxes and similar items, to the extent not paid out of an escrow account transferred by Seller to Purchaser, and attorney’s fees and expenses incurred by Purchaser in connection with any enforcement procedures or otherwise with respect to such Asset or the transfer of such Asset to Seller or Purchaser and an additional amount equal to the rate of interest borne by the Asset multiplied by the outstanding principal balance of such Asset from the date interest was paid through on such Asset to the last day of the month such Asset is repurchased. Purchaser shall release its interest in the Asset promptly upon its receipt of the Repurchase Price and shall immediately effect the reconveyance of such Asset to Seller. In connection with any repurchase of an REO Property hereunder by Seller, Purchaser shall deliver to Seller all portions of the Asset File with respect to such REO Property previously delivered to Purchaser and any additional documents related thereto in Purchaser’s or its designee’s possession, and each document therein which was assigned to Purchaser as required by this Agreement, shall be assigned to Seller in the same manner as provided herein.

SECTION 6. Closing Documents. (a) The closing documents to be delivered on or prior to the initial Closing Date (the “Closing Documents”) shall consist of each of the following:

(i)	four (4) fully executed original copies of this Agreement, including all exhibits hereto;

(ii)	one (1) fully executed original of the Bailee Letter Agreement;

(iii)	one (1) fully executed original of the Initial Trust Receipt issued pursuant to the Bailee Letter Agreement in the form attached hereto as Exhibit F;

(iv)	one (1) fully executed original of an officer’s certificate in the form attached hereto as Exhibit H, including all attachments thereto;

(v)	an original or a certified copy of a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the related Assets were acquired by Seller by merger or acquired or originated by Seller while conducting business under a name other than its present name, which shall be delivered by the Closing Date;

(vi)	four (4) fully executed original copies of the related Term Sheet, including all exhibits thereto, in the form attached hereto as Exhibit B;

(vii)	those documents set forth on Exhibit A-1 hereto for the related Assets;

(viii)	security releases from any warehouse lender with a lien on the related Mortgage Loans in the form attached hereto as Exhibit C;

(ix)	a Bill of Sale for the Mortgage Loans in the form attached hereto as Exhibit D;

(x)	a computer readable transmission of the payment history for each Mortgage Loan for the past twelve months;

(xi)	such other documents as may be specified in the related Term Sheet; and

(xii)	with respect to any REO Property, a Disclosure of Information on Lead-Based Paint and Lead Hazards for REO Properties, in the form of Exhibit I attached hereto.

(b) The Closing Documents for the Assets to be purchased on each subsequent Closing Date shall consist of each of the items specified in Subsection (a)(iii) through and including Subsection (a)(xii) above.

The documents specified in Subsection 6(a)(vii) hereof for each Asset shall be delivered by Seller to Purchaser or its designee at least five (5) business days prior to the related Closing Date.

SECTION 7. Costs. Each party shall pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement and each Term Sheet. If Purchaser requests the contents of the Asset File which have not been previously delivered hereunder, the original contents of such Asset File will be delivered by Seller. Seller shall pay all costs and expenses incurred in connection with the preceding sentence. Seller shall be responsible for, and shall bear all fees and expenses related to, the recordation of assignments of Mortgage from Seller to Purchaser with respect to the Mortgage Loans. Seller shall be responsible for and shall bear all fees and expenses related to the recordation of any intervening assignments of Mortgage with respect to the Mortgage Loans.

With respect to foreclosure costs and expenses for any Mortgage Loan, including attorneys’ fees, Seller shall be responsible for all expenses for services rendered prior to the related Closing Date. With respect to foreclosure costs and expenses for any Mortgage Loan, including attorney’s fees, Purchaser shall be responsible for all expenses for services rendered on or after the related Closing Date; provided, however, that Purchaser’s prior consent shall be required with respect to the institution of any such foreclosure proceeding or proceedings to modify any Mortgage Loans. Seller and Purchaser hereby agree that Purchaser may continue any proceeding in Seller’s name with respect to any Mortgage Loan if necessary to prevent a material adverse effect on Purchaser’s interests with respect thereto or a delay in such proceeding.

SECTION 8. Servicing. The Assets are being sold on a servicing released basis. On the date specified in the related Term Sheet, Purchaser, or its designee, shall assume all servicing responsibilities related to the Assets and Seller shall cease all servicing responsibilities related to the Assets (the date of the actual transfer of servicing responsibilities for any Mortgage Loan being herein referred to as the “Transfer Date”).

During the period between the related Cut-off Date and the related Transfer Date, Seller shall service, or cause a subservicer to service on its behalf, the related Assets for the benefit of Purchaser in accordance with the terms of the related Mortgage and Mortgage Note and shall service the related Assets in order to protect Purchaser’s interest in such Assets to the extent that a reasonably prudent servicer would for assets of the same type in the applicable jurisdiction and in compliance with all applicable laws, rules and regulations and the loan documents; provided, however, that notwithstanding the provisions of any subservicing agreement between the Seller and a subservicer, the Seller shall remain obligated and liable to the Purchaser for the servicing and administration of the Assets in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of any such subservicing agreement or arrangement or by virtue of indemnification from a subservicer and to the same extent and under the same terms and conditions as if the Seller alone were servicing and administering the Assets. During the period between the related Closing Date and the related Transfer Date, Seller shall, at its cost and expense, take or cause the subservicer to take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Assets to Purchaser, or its designee, including but not limited to the following:

(a) Notice to Mortgagors. Mail to the mortgagor of each Mortgage a letter advising such mortgagor of the transfer of the servicing of the related Mortgage Loan to Purchaser, or its designee, in accordance with the Cranston Gonzalez National Affordable Housing Act of 1990 as the same may be amended from time to time, provided, however, the content and format of the letter shall have the prior approval of Purchaser. Seller shall provide Purchaser with copies of all such notices no later than the related Transfer Date.

(b) Notice to Taxing Authorities and Insurance Companies. Transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to Purchaser from and after the related Transfer Date. Seller shall provide Purchaser with copies of all such notices no later than the related Transfer Date.

(c) Delivery of Servicing Records. On or prior to the related Transfer Date, forward to Purchaser, or its designee, all servicing records, the Servicing File and the Asset File in any servicer’s possession relating to each related Asset including, but not limited to, the appraisal, loan application and underwriting file obtained in connection with the origination of the related Mortgage Loan, as well as a payment history for the related Mortgage Loan for the past five (5) years or in the case of a Mortgage Loan originated within the past five years, since the origination of such Mortgage Loan.

(d) Escrow Payments. On the related Transfer Date provide Purchaser with an accounting statement of the escrow and other payments, for taxes, governmental assessments, insurance premiums, security deposits, water, sewer and municipal charges, and suspense balances and loss draft balances sufficient to enable Purchaser to reconcile the amount of such payment with the accounts of the related Mortgage Loans.

(e) Corporate Advances. On the related Transfer Date, provide Purchaser, or its designee, with copies of all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other corporate advances along with a loan level report providing detail on each expense paid by Seller. In addition, Seller shall forward on a weekly basis all receipts, invoices and bills pertaining to foreclosure expenses, attorney’s fees, bankruptcy fees and other corporate advances, received by Seller after the related Transfer Date which are reimbursable through the Insurance Agreements. Purchaser and Seller acknowledge that the amount of the escrow and corporate advances (as described in Sections 8(d) and 8(e)) may vary from the amount shown on the Asset Schedule to reflect activity occurring after the related Closing Date.

(f) Payoffs and Assumptions. On or prior to the related Transfer Date, provide to Purchaser, or its designee, copies of all assumption and payoff statements generated with respect to the Mortgage Loans from the period beginning sixty (60) days prior to the related Transfer Date until the related Transfer Date.

(g) Payments Received Prior to the Transfer Date. Prior to the related Transfer Date all payments received by Seller on each Asset shall be properly applied by Seller to the account of the particular mortgagor. Any unapplied funds and suspense payments shall be wire transferred to Purchaser on the related Transfer Date and shall be applied by Purchaser as deemed appropriate in Purchaser’s sole discretion. In the event the related Transfer Date is more than 30 days following the related Closing Date, in addition to such related Transfer Date payment, Seller shall remit to Purchaser on the fifth business day of each month all amounts received with respect to the Assets which have not previously been remitted.

(h) Payments Received After the Transfer Date. The amount of any payments received by Seller after the related Transfer Date with respect to the related Assets shall (i) in the case of payments received within thirty days of the related Transfer Date, be forwarded to Purchaser by overnight mail or courier on the date of receipt and (ii) in the case of payments received thereafter, be forwarded to Purchaser on a weekly basis. Notwithstanding the foregoing, any payment received by Seller for the purposes of a full payoff and received within ninety days of the related Transfer Date shall be forwarded to Purchaser by courier or overnight mail on the date of receipt. Seller shall notify Purchaser of the particulars of such payment, which notification requirements shall be satisfied if Seller forwards with the payment sufficient information to permit appropriate processing of the payment by Purchaser and shall provide necessary and appropriate legal application of such payments which shall include, but not be limited to, endorsement of such payment to Purchaser or equivalent substitute payment with the particulars of the payment such as the account number, dollar amount, date received and any special mortgagor application instructions.

(i) Misapplied Payments. Misapplied payments shall be processed as follows:

(i)	All parties shall cooperate in correcting misapplication errors;

(ii)	The party receiving notice of a misapplied payment occurring prior to the related Transfer Date shall immediately notify the other party;

(iii)	If a misapplied payment which occurred prior to the related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in any accounts established for the purpose of depositing payments with respect to the Assets, Seller shall be liable for the amount of such shortage. Seller shall reimburse Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from Purchaser;

(iv)	If a misapplied payment which occurred prior to the related Transfer Date has created an incorrect Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party disadvantaged by the incorrect payment application within five (5) business days after notice therefor by the other party; and

(v)	Any check issued under the provisions of this Section 8 shall be accompanied by a statement indicating the corresponding Seller and/or Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

(j) Books and Records. On the related Transfer Date, the books, records and accounts of Seller with respect to the related Assets shall be in accordance with all applicable industry standards, and with all additional Purchaser requirements as to which Seller has received notice.

(k) Reconciliation. On or prior to the related Transfer Date, with respect to the related Mortgage Loans, reconcile principal balances and make any monetary adjustments required by Purchaser. Any such monetary adjustments will be transferred between Seller and Purchaser as appropriate.

(l) IRS Forms. File, as and when required by law, all IRS forms 1099, 1099A, 1098 or 1041 and K-1 in relation to the servicing and ownership of the Mortgage Loans for the portion of such year the Mortgage Loans were serviced by Seller. Seller shall provide copies of such forms to Purchaser upon request and Seller shall reimburse Purchaser for any costs or penalties incurred by Purchaser due to Seller’s failure to comply with this paragraph.

(m) Consultation with Purchaser. During the period between the related Cut-off Date and the related Transfer Date, consult with Purchaser (i) prior to instituting any new foreclosure proceedings or seeking bankruptcy relief on any Mortgage Loan or (ii) with respect to any default expenditures incurred (exclusive of property inspection expenditures, loss mitigation expenditures or loss mitigation actions taken) relating to any Asset.

(n) Transfer of Servicing. On the related Transfer Date Seller shall transfer servicing of the related Assets to Purchaser pursuant to the terms of this Agreement and the procedures set forth in the Servicing Transfer Instructions attached hereto as Exhibit G, as amended from time to time by Purchaser. The provisions of the Servicing Transfer Instructions shall be deemed incorporated in this Agreement and the related Term Sheet, and, in the event of any conflict between the provisions of the Servicing Transfer Instructions, this Agreement and the related

Term Sheet, the Agreement shall control. At Purchaser’s option and upon reasonable notice, Seller shall effect the transfer of servicing for the related Assets by means of a “tape to tape” transfer. All information provided to Purchaser or its designee shall be provided electronically. Seller shall pay any costs and expenses Purchaser incurs related to the manual transfer of any information to Purchaser, or its designee.

(o) Mortgage Loans in Litigation. On or prior to the related Transfer Date:

(i)	deliver written notification to Purchaser, pursuant to Section 14, of the Mortgage Loans in litigation on the related Transfer Date including the names and addresses of all parties involved in such litigation and Seller shall deliver to Purchaser all documents related to such litigation; and

(ii)	notify the clerk of the court and all counsel of record involved in such litigation that ownership of the Mortgage Loan in question has been transferred from Seller to Purchaser.

On or prior to the related Transfer Date, Seller shall, through its attorney, if requested by Purchaser and in cooperation with Purchaser’s attorney, file appropriate pleadings with the court that will (i) substitute Purchaser’s attorney for Seller’s attorney, and (ii) remove Seller as a party to the litigation and substitute Purchaser as the real party in interest. If Seller fails to substitute Purchaser’s attorney for Seller’s attorney or to remove Seller as a party in interest, then Seller shall pay continued legal expenses in such litigation until such time as the substitution is effected. In addition, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, Seller’s failure to effect the substitution required pursuant to this Section 8(o). In no event shall Purchaser be liable for any contingency arrangements of Seller with Seller’s attorneys.

(p) Notice to Attorneys. Mail to each of Seller’s bankruptcy attorney, Seller’s foreclosure attorney, the mortgagor’s attorney and the bankruptcy trustee a letter advising such attorney that Seller has sold the Mortgage Loan on the related Closing Date to Purchaser. Seller shall provide Purchaser with copies of such letters no later than the related Transfer Date.

(q) Mortgage Loans in Bankruptcy. In accordance with Bankruptcy Rule 3001(e), Seller shall take all actions necessary to file, on or prior to the related Transfer Date, (i) proofs of claims in pending bankruptcy cases involving any Mortgage Loans for which Seller has not already filed a proof of claim, and (ii) evidence of the terms of the purchase of the Mortgage Loans with the appropriate bankruptcy court in cases in which Seller has filed proofs of claims. Seller shall prepare and provide to Purchaser on the related Transfer Date, an Affidavit and Assignment of Claim substantially in the form attached hereto as Exhibit E (modified as appropriate to comply with applicable recording statutes) for all Mortgage Loans that are in bankruptcy as of the related Transfer Date. In addition, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, Seller’s failure to effect the actions required pursuant to this Section 8(q).

(r) REO Properties. On or prior to the related Transfer Date, with respect to each REO Property, Seller shall terminate, or at the election of Purchaser in writing at least five (5) business days prior to the related Transfer Date with respect to any or all of the following, and as applicable, assign and transfer to Purchaser, (i) all property management agreements and (ii) all brokerage listing agreements (together with the property management agreements, the “REO Agreements”). In no event shall Purchaser be liable for any costs or expenses (A) associated with the termination of the REO Agreements, (B) arising from or related to the REO Agreements if such REO Agreements are to be terminated by Seller in accordance with this Section arising from or related to the REO Agreements for any period prior to the related Transfer Date, if such REO Agreements are to be assigned by Seller to Purchaser in accordance with this Section. In addition to the foregoing, on or prior to the related Transfer Date, Seller shall deliver a written notice to all tenants of any REO Properties (if applicable) of the sale of the REO Property and the assignment of rents and leases to Purchaser, which notice shall include an address provided by Purchaser to which the tenants shall remit any payments due under such leases following the related Transfer Date.

(s) Inspection, Eviction and Management of REO Property. (i) Seller shall advise Purchaser prior to the related Closing Date as to whether or not any eviction proceeding has been commenced by Seller with respect to any REO Property. Purchaser and Seller agree to cooperate and use all reasonable efforts, within sixty (60) days after the related Closing Date, to (A) notify the Clerk of the Court, and all counsel of record in each such proceeding of the transfer of the REO Property from Seller to Purchaser, (B) file pleadings to relieve Seller’s counsel of record from further responsibility in such proceeding (unless said counsel has agreed, upon Purchaser’s request, to represent Purchaser in said proceeding at Purchaser’s expense), and (C) remove Seller as a party in such proceeding and substitute Purchaser as the real party-in-interest, and change the caption thereof accordingly; provided, however, that if the substitution of Purchaser as the real party-in-interest would delay the proceeding, with Seller’s consent, which shall not be unreasonably withheld, Purchaser shall not be obligated to make such substitution. In connection therewith, after the related Closing Date, Purchaser shall have the sole responsibility to determine the appropriate direction and strategy for such proceeding. If Purchaser fails to use all reasonable efforts to comply with the above requirements, Seller, upon prior written notice to Purchaser, may on Purchaser’s behalf complete any of the actions specified in subparagraphs (A), (B) and (C) above. Purchaser acknowledges that its failure to comply with the provisions of this paragraph may affect Purchaser’s rights in any such proceeding, including, without limitation, any dismissal with prejudice or the running of any statute of limitations if any such proceeding is dismissed. On or as soon as possible after the related Closing Date, Seller shall provide Purchaser with a list of those attorneys currently pursuing eviction proceedings on Seller’s behalf with respect to any REO Property.

(ii) Prior to the related Closing Date, Seller, at its expense, shall: if necessary in the place where the REO Property is located and considering the time of year, winterize the pipes and plumbing by drainage or any other appropriate action, secure the REO Property to prevent unauthorized access, cause to have removed any snow from public walkways on or about the REO Property, secure any swimming pool, as necessary, and correct any known condition that might post a safety hazard or cause or allow immediate damage to such REO Property. In addition, Seller shall utilize such standards relating to the maintenance of such REO Property including winterization as are customarily employed by prudent servicers in the area in which the REO Property is located.

SECTION 9. Hazard Insurance. If any Mortgaged Property is damaged on or after the related Cut-off Date as a result of fire, windstorm, flood, earthquake, natural disaster or other hazard, the proceeds of any such insurance policy relating to the related Mortgaged Property shall be paid to Purchaser and/or the related mortgagor to be applied as required by the Mortgage Note, Mortgage or other loan documents.

SECTION 10. No Solicitation. From and after the related Cut-off Date, Seller hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on Seller’s behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for the purpose of refinancing, in whole or in part. It is understood and agreed that all rights and benefits relating to the solicitation of any mortgagors and the attendant rights, title and interest in and to the list of such mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to Purchaser pursuant hereto on the related Closing Date and Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by Seller or any affiliate of Seller which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, and newspaper, radio and television advertisements shall not constitute solicitation under this Section 10.

SECTION 11. Confidentiality. Seller and Purchaser each hereby agrees to fully comply with all applicable laws, rules and regulations governing the confidentiality of any information acquired from or concerning the mortgagors.

SECTION 12. Survival of Agreement. This Agreement includes provisions which the parties hereto intend will remain in effect after the closing of the transaction contemplated by this Agreement and the related Term Sheet. Accordingly, this Agreement and the related Term Sheet shall survive and remain in effect after the closing.

SECTION 13. Notices. All demands, notices and communications under this Agreement and the related Term Sheet shall be in writing and shall be deemed to have been duly given if (i) mailed by registered or certified mail, return receipt requested or by overnight delivery service, addressed to the appropriate party hereto at the address stated in the introduction to this Agreement or (ii) transmitted by facsimile transmission or by electronic mail with acknowledgment, to the appropriate party hereto at the facsimile number or the electronic mail address provided by the other party to this Agreement. Any such demand, notice or communication shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced by the date noted on the return receipt or overnight delivery receipt).

SECTION 14. Severability Clause. Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Counterparts. For the purpose of facilitating the execution of this Agreement, and for other purposes, this Agreement and the related Term Sheet may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 16. Place of Delivery and Governing Law. This Agreement and the related Term Sheet shall be deemed to have been made in the State of New York. This Agreement and the related Term Sheet shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, excluding conflict of laws provisions thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereby agree that all disputes arising hereunder and in the related Term Sheet shall be submitted to and hereby subject themselves to the jurisdiction of the courts of competent jurisdiction, state and federal, in the State of New York.

SECTION 17. Further Assurances. Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

SECTION 18. Successors and Assigns; Assignment. This Agreement and the related Term Sheet shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective successors and assigns of Seller and Purchaser. Purchaser may assign this Agreement and the related Term Sheet to any person to whom any Mortgage Loan is transferred whether pursuant to a sale or financing and to any person to whom the servicing or master servicing of any Mortgage Loan is sold or transferred. Upon any such assignment, the person to whom such assignment is made shall succeed to all rights and obligations of Purchaser under this Agreement and the related Term Sheet to the extent of the related Mortgage Loan or Mortgage Loans and this Agreement and the related Term Sheet, to the extent of the related Mortgage Loan or Loans, shall be deemed to be a separate and distinct agreement between Seller and such purchaser, and a separate and distinct agreement between Seller and each other purchaser to the extent of the other related Mortgage Loan or Loans. In the event that this Agreement and the related Term Sheet is assigned to any person to whom the servicing or master servicing of any Mortgage Loan is sold or transferred, the rights and benefits under this Agreement which inure to Purchaser shall inure to the benefit of both the person to whom such Mortgage Loan is transferred and the person to whom the servicing or master servicing of the Mortgage Loan has been transferred; provided that, the right to require a Mortgage Loan to be repurchased by Seller pursuant to Subsection 6(f) shall be retained solely by Purchaser. This Agreement and the related Term Sheet shall not be assigned, pledged or hypothecated by Seller to a third party without the consent of Purchaser.

SECTION 19. Indemnification. Seller agrees to indemnify Purchaser and each of its officers, directors, employees, agents and subcontractors and to hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that are related to or arise from a breach of any representation and warranty or covenant under this Agreement and the related Term Sheet of Seller, and any action of any originator, holder or servicer of the Mortgage Loans occurring prior to the related Transfer Date.

Upon receipt by the Purchaser of a complaint, claim or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 19, the Purchaser shall promptly notify the Seller of such claim; provided, however, that the omission to so notify the Seller shall not relieve the Seller from any liability which the Seller may have to the Purchaser or otherwise.

The Seller shall control any legal proceedings in connection with the foregoing indemnity, including the retention of counsel in connection therewith, which counsel shall be subject to the reasonable approval of the Purchaser, and the Seller agrees that it will promptly pay, as incurred, all reasonable legal fees and expenses, and other reasonable out-of-pocket disbursements in defending, preparing to defend, or investigating any actual or threatened action or proceeding (including any inquiry or investigation) against the Purchaser, or appearing or preparing for appearance as a witness in any relevant proceeding (including any pretrial proceeding such as a deposition); provided, however, that the Seller shall not be required to make any payment (or any reimbursement to the Purchaser) for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. The Purchaser shall have the right to participate in the investigation, defense and settlement of any claim covered by this Section 19.

The provisions of this Section 19 are not in lieu of, but in addition to, any other rights of the Purchaser or any obligation which the Seller may otherwise have. Compliance by the Seller with this Section 19 shall not relieve it from any liability it may otherwise have to the Purchaser.

SECTION 20. Amendments. Neither this Agreement nor any Term Sheet, nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a written instrument signed by both Seller and Purchaser.

SECTION 21. Interpretation. For all purposes of this Agreement and the related Term Sheet, initially capitalized terms used herein have the meanings ascribed hereto in this Agreement. Except as expressly otherwise provided herein or unless the context otherwise requires, for purposes of this Agreement the words “herein,” “hereto,” “hereof” and “hereunder” and other words of similar effect shall refer to this Agreement as a whole and not to any particular provisions. The words “include” or “including” shall mean without limitation by way of enumeration.

SECTION 22. Intention of the Parties. It is the intention of the parties that Purchaser is purchasing, and Seller is selling, the related Assets and not a debt instrument of Seller or any other security. Accordingly, each party intends to treat each transaction for federal income tax purposes and each transaction shall be reflected on Seller’s books and records, tax returns, balance sheet and other financial statements as a sale by Seller, and a purchase by Purchaser, of the related Assets.

SECTION 23. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 24. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 25. Term Sheet. The terms and conditions set forth in the term sheet between Purchaser and Seller (the “Term Sheet”) with respect to each Closing Date shall be incorporated herein. In the event of any conflict between the terms of this Agreement and the related Term Sheet, this Agreement shall control.

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective authorized officers as of the date first above written.

ENCORE CREDIT CORP.

By:	/s/ Jon Daurio
Name:	Jon Daurio
Title:	EVP/Secretary

UBS REAL ESTATE SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title: